FOR IMMEDIATE RELEASE

Revlon Reports First Profitable Quarter in Six Years

Fourth Quarter and Full Year 2004 Results in Line with Expectations

NEW YORK, March 8, 2005 – Revlon, Inc. (NYSE: REV) today announced strong results for the fourth quarter ended December 31, 2004, with net earnings of $46 million, or $0.12 per diluted share. The Company also announced full year operating earnings and Adjusted EBITDA1 in line with expectations.

Fourth Quarter 2004 Highlights

•	Achieved the Company's first profitable quarter in six years, with net earnings of $46 million, or $0.12 per diluted share

•	Achieved Adjusted EBITDA of $99 million (including $6 million in restructuring-related charges)

•	Successfully executed the Company's extensive new products sell-in for 2005

•	Grew net sales by 3% (+5% excluding growth plan[2] provisions that benefited the year-ago period)

Full Year 2004 Highlights

•	Met profit expectations for the year, with Adjusted EBITDA of $193 million (including $6 million of restructuring-related charges)

•	Improved operating income margin to approximately 7% of net sales

•	Dramatically improved the Company's capital structure, reducing net interest expense in 2004 by $44 million

•	Significantly strengthened the capability of the Revlon organization

Commenting on the Company's performance, Revlon President and Chief Executive Officer Jack Stahl stated, "Our performance in 2004 was strong across a number of dimensions. Building on the solid foundation we established in 2003 to strengthen our brands, our retail partnerships, and our organization, we made dramatic progress in 2004 to strengthen our balance sheet and improve our capital structure. We are pleased with our financial performance for the year, achieving Adjusted EBITDA of $193 million, including $6 million of restructuring expenses."

Commenting on the Company's outlook, Mr. Stahl continued, "While we still have a lot of work to do, we are now a much stronger company, positioned to capitalize on the growth opportunities our strong brand portfolio and strengthened new product capability provide. As we previously indicated, in 2005, drawing on the resources provided by our actions to improve efficiencies and profit margins, we are increasing marketing investment behind our key brands and new products, particularly in the early part of this year. This investment will obviously have an impact on the quarterly flow of our results. We are optimistic about our outlook for 2005 and beyond, and we are committed to continuing to take aggressive actions to position Revlon to achieve our objective of long-term, profitable growth and value creation."

The Company will host a conference call with members of the investment community on March 8, 2005 at 9:30 AM EST to discuss the results of the fourth quarter and full year. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

Fourth Quarter Results

Net sales in the fourth quarter of 2004 advanced 3% to $378 million, compared with net sales of $369 million reported in the fourth quarter of 2003. Excluding sales-related growth plan provisions that benefited net sales in the fourth quarter of 2003, net sales in the fourth quarter of 2004 advanced approximately 5%. This growth was primarily driven by North America3, largely reflecting the strong sell-in of new products for 2005, and favorable foreign currency translation, which benefited the sales comparison by approximately two percentage points in the quarter. Partially offsetting these positive factors were lower licensing revenues in the quarter.

In North America, net sales for the quarter grew 1% to $251 million, versus $249 million in the fourth quarter of 2003. Excluding sales-related growth plan provisions that benefited net sales in the year-ago period, net sales in North America advanced approximately 5%. This performance reflected broad-based shipment strength across the portfolio, fueled by the successful sell-in of new products for 2005. Partially offsetting the strong shipment performance were lower licensing revenues and higher returns, allowances and discounts, including an increase in the sales incentives component of brand support.

In International, net sales for the quarter grew 6% to $127 million, versus $120 million in the fourth quarter of 2003. This growth primarily reflected the impact of favorable foreign currency translation and lower returns and allowances, including the impact of modest growth plan provisions in the year-ago period. Excluding the impact of favorable foreign currency translation and growth plan-related returns and allowances, International net sales were up 1% versus year-ago.

Operating income in the fourth quarter was $72 million, versus operating income of $37 million in the fourth quarter of 2003. Adjusted EBITDAin the fourth quarter of 2004 was $99 million, compared with Adjusted EBITDA of $64 million in the same period last year. This performance primarily reflected the growth in net sales and the achievement of operational efficiencies, stemming from the Company's strategic margin initiatives. Also contributing to the improvement in earnings was lower discretionary spending, while total brand support was essentially even with year-ago.

Operating income and Adjusted EBITDA in the fourth quarter of 2004 included charges totaling approximately $7 million and $6 million, respectively, for restructuring and additional consolidation costs, while operating income and Adjusted EBITDA in the fourth quarter of 2003 included such charges totaling approximately $5 million.

Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to the Company's most directly comparable GAAP measures, net loss and cash flow from or used for operating activities, in the accompanying financial tables. Also provided in the accompanying financial tables are reconciliations of reported net sales to net sales excluding growth plan provisions, Adjusted EBITDA excluding growth plan charges and restructuring-related expenses (which is a non-GAAP measure), to net loss and cash flow from or used for operating activities, and operating income to operating income excluding growth plan and restructuring-related expenses (which is a non-GAAP measure).

The Company generated net income in the fourth quarter of $46 million, or $0.12 per diluted share, compared with a net loss of $13 million, or $0.18 per diluted share, in the fourth quarter of 2003. This improvement reflected the growth in operating income, coupled with significantly lower interest expense due to the Company's capital structure improvements achieved during the year. The diluted per share comparison was impacted by the Company's debt-for-equity exchange offers, consummated in March 2004, which significantly increased common shares outstanding in 2004.

Cash flow from operating activities in the fourth quarter of 2004 was $41 million, compared with cash flow from operating activities of $18 million in the fourth quarter of 2003.

Full-Year Results

Net sales of $1,297 million for the full year of 2004 were essentially even with net sales of $1,299 million for the full year of 2003. Excluding the benefit of favorable foreign currency translation, net sales for the full year declined approximately 3%. This performance largely reflected higher returns, allowances, and discounts, including brand support in the form of sales incentives, which offset modestly higher shipments and increased licensing revenues, stemming from the prepayment of certain minimum royalties and renewal fees.

In North America, net sales of $856 million in 2004 were down 4% versus net sales of $891 million in 2003. This performance largely reflected higher returns, allowances, and discounts, due to the impact of the Company's more extensive new products program for 2005 (which drove higher returns and allowances in 2004 to make space at retail for the new items) and the comparatively lower returns provisions established in 2003, as well as increased brand support in the form of sales incentives. These factors were partially offset by modestly higher shipments in North America and the aforementioned increased licensing revenues for the full year.

International net sales of $442 million advanced 8% versus International net sales of $409 million in 2003. This growth primarily reflected the benefit of favorable foreign currency translation, partially offset by higher brand support that impacted net sales in the form of sales incentives. Excluding the benefit of favorable foreign currency translation, International net sales were up 1% in 2004.

Operating income for the full year of 2004 was $89 million, versus operating income of $21 million in 2003. This improvement was primarily driven by the achievement of operational efficiencies, as well as modestly higher shipments, the aforementioned increase in licensing revenues, lower total brand support, and the absence of growth plan charges in 2004. Partially offsetting these benefits were returns, allowances and discounts that were higher compared to the 2003 provision, which benefited from revisions to previous estimates.

Operating income in 2004 included approximately $7 million for restructuring and additional consolidation costs, while the full year of 2003 included charges totaling approximately $31 million associated with the Company's growth plan, as well as $7 million for restructuring and additional consolidation costs. Excluding the aforementioned growth plan and other charges, operating income in 2004 was $96 million, or 7.4% of net sales, versus operating income in 2003 of $59 million, or 4.6% of net sales.

Adjusted EBITDAin 2004 was $193 million, compared with Adjusted EBITDA of $122 million in 2003. Adjusted EBITDA in 2004 included approximately $6 million for restructuring, while Adjusted EBITDA in 2003 included approximately $29 million of expenses associated with the Company's growth plan, as well as charges totaling $6 million for restructuring. Excluding the aforementioned growth plan and restructuring charges, Adjusted EBITDA in 2004 was $199 million, up approximately 27% versus Adjusted EBITDA of $157 million in 2003.

Net loss in 2004 was $143 million, or $0.47 per diluted share, compared with a net loss of $154 million, or $2.47 per diluted share, in 2003. The 2004 performance included $91 million of expenses associated with the early extinguishment of debt associated with the Company's debt-for-equity exchange offers and subsequent refinancing activities. These expenses essentially offset the Company's improvement in operating income and significant reduction in interest expense stemming from the capital structure improvements achieved during the year. The diluted per share comparison was impacted by the Company's aforementioned exchange offers, which significantly increased common shares outstanding in the 2004 period.

Cash flow used for operating activities in 2004 was $94 million, compared with cash flow used for operating activities of $166 million in 2003.

Marketplace Results

In terms of U.S. marketplace performance, according to ACNielsen4, the color cosmetics category declined versus year-ago by 4.3% for the quarter and 2.5% for the full year. Market share for the quarter for Revlon and Almay combined totaled 20.8%, compared with 21.2% in 2003. For the year, combined market share totaled 21.5% in 2004, compared with 22.3% in 2003. The Company indicated that its share performance reflected less share contribution from new products in 2004 versus 2003, as the Company transitioned to its new, cross-functional new product development process. Importantly, market share on existing products advanced solidly for the quarter and the year.

In other key categories, the Company gained share for the quarter and the year in hair color and beauty tools, while market share declined modestly in anti-perspirants/deodorants.

Commenting on the Company's share performance, Mr. Stahl stated, "Our overall share results reflected our strategic decision in 2003 to completely revamp our new product development process and related go-to-market strategy, causing 2004 to be a transition year for us in new products. Our new cross-functional process brings together our world-class research and development capabilities with consumer and marketplace insights and the tremendous power of Revlon's brands. The first wave of new products borne from this new process was introduced earlier this year and to-date has been well received in the market. We remain confident in not only these new products but also the Company's ability to capitalize on marketplace opportunities and lead in innovation."

About Revlon

Revlon is a worldwide cosmetic, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon®, Almay®, Ultima®, Charlie®, Flex®, and Mitchum®.

Investor Relations Contact:	Media Contact:
Maria A. Sceppaguercio	Catherine Fisher
(212) 527-5230	(212) 527-5727

Footnotes to Press Release

1 Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that, as a performance measure, Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.

In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

The Company believes that Adjusted EBITDA excluding growth plan and restructuring-related expenses, which is reconciled in the accompanying tables to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity, is useful to the Company and investors in understanding its performance excluding such items. Likewise, the Company believes that operating income excluding growth plan and restructuring-related expenses, which is also reconciled in the accompanying tables to operating income, is useful to the Company and investors in understanding its performance excluding such items.

2 The Company's growth plan, the implementation of which was accelerated in the fourth quarter of 2002, involves, among other things, increasing the effectiveness of the Company's advertising and in-store promotional marketing, increasing the effectiveness of its in-store wall displays, discontinuing select products and adjusting prices on several others, and further strengthening the Company's new product development process and other organizational capabilities to accelerate the execution of the plan. Over the 2002 to 2003 period, the Company incurred charges totaling approximately $135 million associated with the acceleration of its growth plan.

The Company believes that net sales excluding growth plan-related returns and allowances is useful in understanding net sales performance excluding the effect of growth plan charges which impacted the Company's performance in 2003.

3 North America includes the United States and Canada.

4 All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 70% of the Company's U.S. mass market dollar volume.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events; the Company's belief that it emerged from the year a much stronger company, positioned to capitalize on the growth opportunities its strong brand portfolio and strengthened new product capability provide; the Company's plan in 2005 to utilize resources from its improved efficiencies and profit margins to increase marketing investment behind its key brands and new products, particularly in the early part of 2005 and that such investment will have an impact on the quarterly flow of results; the Company's optimism about its outlook for 2005 and beyond and its expectation to continue to take aggressive actions to position Revlon for achieving its objective of long-term, profitable growth and value creation; and the Company's belief in the strength of its new products launched with the benefit of its new product development process and the Company's ability to capitalize on marketplace opportunities and lead in innovation. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's 2003 Annual Report on Form 10-K, the Company's Annual Report on Form 10-K for the year ended December 31, 2004 that it will be filing shortly with the SEC and 2004 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2004 and 2005 (which may be viewed on the SEC's website at http://sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including difficulties, delays, unexpected costs or the inability of the Company to capitalize on the growth opportunities or achieve its objective of long-term, profitable growth and value creation, such as by its inability to achieve its operating margin improvements or continued softness in the U.S. mass market color cosmetics category; less than anticipated acceptance of the Company's new products by retailers or consumers or less than expected benefits from the Company's new product development process; the Company's inability to generate sufficient funds from improved efficiencies and profit margins to increase marketing investment behind its key brands and products to the extent planned or other difficulties, delays or inabilities to increase such level of investment; the Company's inability to capitalize on marketplace opportunities and lead in innovation, such as by material shortages, supplier disruption or competitive actions; and unexpected charges or costs associated with the acceleration of the Company's growth plan. Factors other than those listed above could also cause the Company's results to differ materially from expected results.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net sales	$378.3	$368.5	$1,297.2	$1,299.3
Cost of sales	131.9	137.3	485.3	501.1
Gross profit	246.4	231.2	811.9	798.2
Selling, general and administrative expenses	168.4	189.6	717.6	770.9
Restructuring costs	5.8	5.1	5.8	6.0
Operating income	72.2	36.5	88.5	21.3
Other expenses (income):
Interest expense	28.4	46.0	130.8	174.5
Interest income	(1.4)	(1.2)	(4.8)	(4.3)
Amortization of debt issuance costs	1.4	2.3	8.2	8.9
Foreign currency gains, net	(5.6)	(1.8)	(5.2)	(5.0)
(Gain) loss on early extinguishment of debt	(0.7)	—	90.7	—
Miscellaneous, net	(0.4)	0.4	2.0	0.5
Other expenses, net	21.7	45.7	221.7	174.6
Income (loss) before income taxes	50.5	(9.2)	(133.2)	(153.3)
Provision for income taxes	4.3	3.4	9.3	0.5
Net income (loss)	$46.2	$(12.6)	$(142.5)	$(153.8)
Basic net income (loss) per common share	$0.12	$(0.18)	$(0.47)	$(2.47)
Diluted net income (loss) per common share	$0.12	$(0.18)	$(0.47)	$(2.47)
Weighted average number of common shares outstanding:
Basic	370,117,944	69,806,060	301,053,334	62,327,726
Diluted	370,399,138	69,806,060	301,053,334	62,327,726

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$120.8	$56.5
Trade receivables, net	200.6	182.5
Inventories	154.7	142.7
Prepaid expenses and other	69.7	33.9
Total current assets	545.8	415.6
Property, plant and equipment, net	118.7	132.1
Other assets	149.9	158.4
Goodwill, net	186.1	186.1
Total assets	$1,000.5	$892.2
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings - third parties	$36.6	$28.0
Current portion of long-term debt - third parties	10.5	—
Accounts payable	95.2	97.4
Accrued expenses and other	283.2	321.9
Total current liabilities	425.5	447.3
Long-term debt	1,308.2	1,869.5
Other long-term liabilities	286.7	301.0
Total stockholders' deficiency	(1,019.9)	(1,725.6)
Total liabilities and stockholders' deficiency	$1,000.5	$892.2

REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Reconciliation to cash flows from operating activities:
Net cash provided by (used for) operating activities	$41.1	$17.5	$(94.2)	$(166.4)
Changes in assets and liabilities, net of acquisitions and dispositions	33.2	0.2	143.3	125.5
Gain (loss) on early extinguishment of debt - cash portion	(0.7)	—	13.4	—
Interest expense, net	27.0	43.9	124.2	167.1
Foreign currency gains, net	(5.6)	(1.8)	(5.2)	(5.0)
Miscellaneous, net	(0.4)	0.4	2.0	0.5
Provision for income taxes	4.3	3.4	9.3	0.5
Adjusted EBITDA	98.9	63.6	192.8	122.2
Restructuring costs	5.8	5.1	5.8	6.0
Growth plan charges	—	(0.6)	—	28.5
Adjusted EBITDA, excluding restructuring costs and growth plan charges	$104.7	$68.1	$198.6	$156.7
Reconciliation to net income (loss):
Net income (loss)	$46.2	$(12.6)	$(142.5)	$(153.8)
Interest expense, net	27.0	44.8	126.0	170.2
Amortization of debt issuance costs	1.4	2.3	8.2	8.9
Foreign currency gains, net	(5.6)	(1.8)	(5.2)	(5.0)
(Gain) loss on early extinguishment of debt	(0.7)	—	90.7	—
Miscellaneous, net	(0.4)	0.4	2.0	0.5
Provision for income taxes	4.3	3.4	9.3	0.5
Depreciation and amortization	26.7	27.1	104.3	100.9
Adjusted EBITDA	98.9	63.6	192.8	122.2
Restructuring costs	5.8	5.1	5.8	6.0
Growth plan charges	—	(0.6)	—	28.5
Adjusted EBITDA, excluding restructuring costs and growth plan charges	$104.7	$68.1	$198.6	$156.7

REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED OPERATING INCOME RECONCILIATION
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Reconciliation to operating income:
Operating income	$72.2	$36.5	$88.5	$21.3
Restructuring costs	5.8	5.1	5.8	6.0
Additional consolidation costs	1.0	0.3	1.6	0.9
Growth plan charges	—	—	—	31.2
Operating income, excluding restructuring costs, additional consolidation costs and growth plan charges	$79.0	$41.9	$95.9	$59.4

REVLON, INC. AND SUBSIDIARIES
UNAUDITED NET SALES DATA
(dollars in millions)

Quarter Ended December 31, 2004:

	As reported	Growth plan	As reported without growth plan
North America	$251.0	$—	$251.0
International	127.3	—	127.3
Net sales	$378.3	$—	$378.3

Quarter Ended December 31, 2003:

	As reported	Growth plan	As reported without growth plan
North America	$248.8	$(8.8)	$240.0
International	119.7	1.4	121.1
Net sales	$368.5	$(7.4)	$361.1

Year Ended December 31, 2004:

	As reported	Growth plan	As reported without growth plan
North America	$855.7	$—	$855.7
International	441.5	—	441.5
Net sales	$1,297.2	$—	$1,297.2

Year Ended December 31, 2003:

	As reported	Growth plan	As reported without growth plan
North America	$890.6	$3.3	$893.9
International	408.7	1.0	409.7
Net sales	$1,299.3	$4.3	$1,303.6